EXHIBIT 10.41
AMENDMENT NO. 3
TO THE
NACCO INDUSTRIES, INC.
NON-EMPLOYEE DIRECTORS’ EQUITY PLAN
     NACCO Industries, Inc. hereby adopts this Amendment No. 3 to the NACCO Industries, Inc. Non-Employee Directors’ Equity Compensation Plan (the “Plan”). The provisions of this Amendment shall be effective December 1, 2006.
Section 1
     Section 3.1(c) of the Plan is hereby amended in its entirety to read as follows:
“(c) Retainer. Promptly following each Quarter Date (and, in any event, no later than two and one-half months after each such Quarter Date), the Company shall issue to each Director (or to a trust for the benefit of a Director, or such Director’s spouse, children or grandchildren, if so directed by the Director) (i) a number of whole Shares equal to the Required Amount earned for services rendered to the Company by such Director for the calendar quarter ending on such Quarter Date divided by the Average Share Price and (ii) a number of whole Voluntary Shares equal to such Director’s Voluntary Amount for such calendar quarter divided by the Average Share Price. To the extent that the application of the foregoing formulas would result in fractional Shares or fractional Voluntary Shares, no fractional shares of Class A Common Stock shall be issued by the Company pursuant to this Plan, but instead, such amount shall be paid to the Director in cash at the same time the Shares and Voluntary Shares are issued to the Director. Shares and Voluntary Shares shall be fully paid, nonassessable shares of Class A Common Stock. Shares shall be subject to the restrictions set forth in this Plan, whereas Voluntary Shares shall not be so restricted. Shares and Voluntary Shares may be shares of original issuance or treasury shares or a combination of the foregoing. The Company shall pay any and all fees and commissions incurred in connection with the purchase by the Company of shares of Class A Common Stock which are to be Shares or Voluntary Shares and the transfer to Directors of Shares or Voluntary Shares.”
Section 2
     The second sentence of Section 3.2(b) of the Plan is hereby amended in its entirety to read as follows:
     “All securities received by a Director with respect to Shares in connection with any Extraordinary Event shall be deemed to be shares for purposes of this Plan and shall be restricted pursuant to the terms of this Plan to the same extent and for the same period as if such securities were the original Shares with respect to which they were issued, unless the Board of Directors of the Company, in its sole and absolute discretion, eliminates such restrictions or accelerates the time at which such restrictions on transfer shall lapse.”